EXHIBIT 99.1

HBIO Reports Second Quarter 2013 Results

HOLLISTON, Mass., Aug. 1, 2013 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial results for the three and six months ended June 30, 2013.

Commenting on the Company's performance, David Green, President and Interim CEO, stated,

"In the second quarter, revenues and non-GAAP adjusted earnings per share in our core life science research tools business, excluding expenses related to the regenerative medicine device business spin-off and search costs for a new CEO, were flat with the first quarter. These one-off costs totaled approximately 1¢ per share. Compared to last year's second quarter, both revenue and profits in the second quarter were disappointing, primarily because we saw a sharp decline in shipments to General Electric Healthcare. Revenues were down 8% in the second quarter compared with the second quarter of 2012, with GE accounting for almost half the decline in revenue. Part of the decline was also due to reporting against an exceptionally strong quarter last year. We reported a record second quarter last year for both revenue and non-GAAP adjusted EPS and it was the last quarter before we saw substantial impact from the threat of sequestration in the U.S."

Mr. Green continued, "GE's impact on the quarter in both revenue and operating profit was significant. However, GE now only accounts for approximately 4% of our total revenue. We expect that revenue from GE will likely remain at this lower level throughout the second half of the year. Because of this we expect this year's revenue to be down approximately 4% versus last year. We have implemented cost cutting initiatives to partly mitigate the impact of the decline in GE revenue on operating profit during the second half of the year."

He added, "Outside the decline at GE we saw growth in both revenue and operating profit at our Denville business and significant growth in our new BioDrop spectrophotometer product line. I am also pleased to announce that the integration of AHN Biotechnologie, which we acquired last year, into the Denville supply chain should start to have a positive impact on margins in the second half of the year and should have a substantial positive impact on 2014 operating profits.

We continue to make progress with the spin-off of HART, our subsidiary focusing on the regenerative medicine device business. We have received a supplemental ruling from the IRS that the spin-off will be tax-free for federal income tax purposes and HART has also filed a Form 10 Registration Statement with the SEC. We have also continued to make clinical progress in HART with an eighth trachea transplant surgery having recently taken place and the six-month follow up on the first two patients that entered the Russian clinical trial having been reported at the European Society of Thoracic Surgeons Conference."

Mr. Green also stated, "Finally, we have also made progress in our effort to hire a new CEO for Harvard Bioscience. We have interviewed several promising candidates and we are moving the process forward."

Second Quarter Reported Results

Revenues for the three months ended June 30, 2013 were $26.1 million, a decrease of $2.4 million, or 8.4% compared to revenues of $28.5 million for the three months ended June 30, 2012. Currency exchange rates had a negative 0.2% effect on revenues compared with the second quarter of 2012. Excluding the effects of currency changes, our second quarter revenues decreased 8.3% from the same period last year.

Net (loss) income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was a $0.3 million loss, or ($0.01) per diluted share for the three months ended June 30, 2013 compared to $0.8 million income, or $0.03 per diluted share, for the same period in 2012. The unfavorable year-to-year quarterly GAAP earnings comparison was due to a combination of a one-time write-off of deferred Initial Public Offering ("IPO") costs of $0.8 million, increased spending in our development-stage Regenerative Medicine Device ("RMD") business, and lower revenue in our Life Science Research Tools ("LSRT") business.

On a non-GAAP adjusted basis, earnings per share for our core LSRT business for the three months ended June 30, 2013 was $0.07 per diluted share, compared with $0.10 per diluted share for the same period in 2012. Non-GAAP adjusted earnings per share for our RMD business for the second quarter of 2013 was a loss of $0.07 per diluted share, compared with a loss of $0.04 per diluted share for the second quarter of 2012, and reflected both greater activity in developing this initiative and a write-off of deferred IPO costs of $0.8 million. Our total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, was $0.00 per diluted share for the second quarter of 2013 compared with $0.06 per diluted share for the second quarter of 2012.

Year to Date Reported Results

Revenues for the six months ended June 30, 2013 were $52.2 million, a decrease of $4.6 million, or 8.2% compared to revenues of $56.8 million for the six months ended June 30, 2012. Currency exchange rates had a negative 0.2% effect on revenues for the six months ended June 30, 2013, compared with the same period in the previous year. Our acquisition of AHN Biotechnologie, or AHN, in February 2012 had a positive 0.4% effect on revenues. Excluding the effects of currency changes and acquisitions, our revenues decreased by 8.4% from the same period in the previous year.

Net (loss) income from continuing operations, as measured under GAAP, was $0.4 million loss, or ($0.01) per diluted share for the six months ended June 30, 2013 compared to $1.3 million income, or $0.04 per diluted share, for the same period in 2012. The unfavorable year-to-year GAAP earnings comparison was due to a combination of a one-time write-off of deferred IPO costs of $0.8 million, increased spending in our development-stage RMD business, and lower revenue in our LSRT business.

On a non-GAAP adjusted basis, earnings per share for our core LSRT business for the six months ended June 30, 2013 was $0.15 per diluted share, compared with $0.20 per diluted share for the same period in 2012. Non-GAAP adjusted earnings per share for our RMD business for the six months ended June 30, 2013 was a loss of $0.12 per diluted share, compared with a loss of $0.07 per diluted share for the same period in 2012, and reflected both greater activity in developing this initiative and an $0.8 million write-off of deferred IPO costs. Our total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, was $0.03 per diluted share for the six months ended June 30, 2013 compared with $0.13 per diluted share for the same period in 2012.

Operating Results

Three months ended June 30, 2013 compared to three months ended June 30, 2012:

Revenues were lower by $2.4 million, or 8.4%, to $26.1 million for the three months ended June 30, 2013 compared to $28.5 million for the same period in 2012. In our Biochrom business, revenues from shipments to General Electric Healthcare ("GE") were down approximately $1.1 million and represented approximately 46% of our overall unfavorable year to year revenue comparison. Our Harvard Apparatus and Hoefer revenues were negatively impacted by the government spending sequestration in the U.S. and government austerity programs in Europe on life science research spending.

Cost of product revenues decreased $0.9 million, or 5.9%, to $14.0 million for the three months ended June 30, 2013 compared with $14.9 million for the three months ended June 30, 2012. Gross profit as a percentage of revenues decreased to 46.4% for the three months ended June 30, 2013 compared with 47.8% for the same period in 2012. The decrease in gross profit as a percentage of revenues was primarily due to lower sales volume and a less favorable sales mix in the second quarter of 2013 compared with the second quarter of 2012.

Sales and marketing expenses decreased $0.1 million, or 2.5%, to $4.6 million for the three months ended June 30, 2013 compared with $4.7 million for the three months ended June 30, 2012. In LSRT, sales and marketing expenses decreased $0.1 million, or 2.5%, to $4.4 million, compared to $4.5 million for the three months ended June 30, 2012, primarily due to cost reduction activities at our Denville and Hoefer businesses. In RMD, sales and marketing expenses were flat with the second quarter of 2012 at $0.2 million.

General and administrative expenses increased $0.7 million, or 14.5% to $5.6 million for the three months ended June 30, 2013 compared with $4.9 million for the three months ended June 30, 2012. In LSRT, general and administrative expenses decreased $0.2 million, or 5.5%, to $4.2 million compared to $4.4 million for the three months ended June 30, 2012 primarily due lower stock compensation expense. In RMD, general and administrative expenses increased $1.0 million primarily due a $0.8 million write-off of deferred IPO costs.

Research and development expenses were flat at $2.0 million for the three months ended June 30, 2013 and 2012. In LSRT, research and development expenses decreased $0.2 million, or 16.7%, to $0.9 million compared to $1.1 million for the three months ended June 30, 2012 primarily due to lower expenses at our Harvard Apparatus business. In RMD, research and development expenses increased $0.2 million, primarily due to increased scaffold and bioreactor development activities.

Amortization of intangible assets expense remained flat at $0.7 million for the three months ended June 30, 2013 and 2012.

Other income and expense, net, was $0.3 million expense and $0.2 million expense for the three months ended June 30, 2013 and 2012, respectively. Net interest expense was $0.2 million for the three months ended June 30, 2013 compared to net interest expense of $0.1 million for the three months ended June 30, 2012. The increase in net interest expense was due to higher average debt balances in the second quarter of 2013 compared to the second quarter of 2012.

Income tax (benefit) expense was $0.8 million benefit and $0.3 million expense for the three months ended June 30, 2013 and 2012, respectively. The effective income tax rate for continuing operations was 73.4% benefit for the three months ended June 30, 2013, compared with 27.9% expense for the same period in 2012. The effective tax rate for the second quarter of 2013 included benefits related to foreign tax rate differential, research and development tax credits and stock compensation exercises, as well as offsetting discrete expense items related to certain non-deductible costs.

Six months ended June 30, 2013 compared to six months ended June 30, 2012:

Revenues decreased $4.6 million, or 8.2%, to $52.2 million for the six months ended June 30, 2013 compared to $56.8 million for the same period in 2012. Our acquisition of AHN contributed approximately $0.3 million, or 0.5% to the six months ended June 30, 2013 revenues. The effect of a stronger U.S. dollar decreased our revenues by $0.1 million, or 0.2%, compared with the same period in 2012. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were down $4.8 million, or 8.4%, year-to-year. In our Biochrom business, revenues from shipments to GE were down approximately $1.5 million and represented approximately 33% of our overall unfavorable year to year revenue comparison. Our Harvard Apparatus and Hoefer revenues were negatively impacted by the government spending sequestration in the U.S. and government austerity programs in Europe on life science research spending.

Cost of product revenues decreased $2.0 million, or 6.7%, to $27.8 million for the six months ended June 30, 2013 compared with $29.8 million for the six months ended June 30, 2012. Excluding the effects of currency changes and acquisitions, cost of product revenues decreased by $2.1 million, or 7.1% over the same period in the previous year. Gross profit as a percentage of revenues was 46.7% for the six months ended June 30, 2013 compared with 47.5% for the same period in 2012. The decrease in gross profit as a percentage of revenues was primarily due to lower sales volume and a less favorable sales mix for the six months ended June 30, 2013 compared with the same period in 2012.

Sales and marketing expenses decreased $0.1 million, or 1.4%, to $9.4 million for the six months ended June 30, 2013 compared with $9.5 million for the six months ended June 30, 2012. In LSRT, sales and marketing expenses decreased $0.2 million, or 1.9%, to $8.9 million, compared to $9.1 million for the six months ended June 30, 2012 mainly due to cost reductions at our Harvard Apparatus and Hoefer businesses. In RMD, sales and marketing expenses were flat at $0.4 million.

General and administrative expenses increased $0.9 million, or 9.4% to $10.7 million for the six months ended June 30, 2013 compared with $9.8 million for the six months ended June 30, 2012. In LSRT, general and administrative expenses decreased $0.7 million, or 8.3%, to $8.2 million, compared to $8.9 million for the six months ended June 30, 2012 primarily due to lower stock compensation expense and cost reduction activities across all of our businesses. In RMD, general and administrative expenses increased $1.7 million which included a $0.8 million write-off of deferred IPO costs, approximately $0.6 million of legal and consulting costs associated with the separation and spin-off of the HART business, and $0.2 million of increased management and facilities costs.

Research and development expenses increased $0.2 million, or 6.3% to $3.9 million for the six months ended June 30, 2013 compared with $3.7 million for the six months ended June 30, 2012. In LSRT, research and development expenses decreased $0.2 million, or 10.9%, to $1.9 million for the six months ended June 30, 2013, compared to $2.1 million for the six months ended June 30, 2012 due to lower expenses at our Harvard Apparatus business. In RMD, research and development expenses increased $0.5 million, primarily due to increased activity in our scaffold and bioreactor development.

Amortization of intangible asset expenses was flat at $1.4 million for the six months ended June 30, 2013 and 2012.

Other income and expense, net, was $0.4 million expense and $0.6 million expense for the six months ended June 30, 2013 and 2012, respectively. Net interest expense was $0.4 million for the six months ended June 30, 2013 compared to $0.3 million for the six months ended June 30, 2012. The increase in net interest expense was due to higher average borrowings during the six months ended June 30, 2013 compared to the same period in 2012. Other expense, net, for the six months ended June 30, 2012, also included $0.3 million of acquisition-related expenses.

Income tax (benefit) expense was $1.0 million benefit and $0.6 million expense for the six months ended June 30, 2013 and 2012, respectively. The effective income tax rate for continuing operations was 72.1% benefit for the six months ended June 30, 2013, compared with 32.1% expense for the same period in 2012. The effective tax rate for the six months ended June 30, 2013 included benefits related to foreign tax rate differential, research and development tax credits and stock compensation exercises, as well as offsetting discrete expense items related to certain non-deductible costs.

Balance Sheet

We ended the second quarter of 2013 with cash and cash equivalents of $34.1 million compared to $20.7 million at December 31, 2012. As of June 30, 2013 and December 31, 2012, we had borrowings of $24.3 million and $13.0 million, respectively, outstanding under our credit facility. Total cash and cash equivalents, net of debt, were $9.8 million and $7.7 million at June 30, 2013 and December 31, 2012, respectively.

Trade receivables were $13.8 million and inventories were $18.3 million as of June 30, 2013 compared to $14.4 million and $17.7 million as of June 30, 2012, respectively. Outstanding days of sales, or DSO, was 49 days for the three and six month periods ended June 30, 2013 and 2012. Annualized inventory turns were 3.1 times for the three months ended June 30, 2013 compared with 3.3 times for the same period in 2012.

Conference Call Details

As previously announced, management will host a conference call to discuss second quarter 2013 results and business highlights and outlook, which will be simultaneously broadcasted over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to our acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, August 1, 2013. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "21825448". A replay of this conference call will be available from 2:00 p.m. on August 1, 2013 through August 10, 2013 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "21825448". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income, adjusted earnings per diluted share and organic revenue growth. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs) and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information is used by our management to internally evaluate our operating results. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three and six months ended June 30, 2013 and 2012 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. Our products are sold to thousands of researchers in over 100 countries primarily through our 850 page catalog (and various other specialty catalogs), our website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates and successfully close such acquisitions with favorable pricing, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine,  unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's  consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our ability to complete the planned spin-off of our subsidiary, our financial position, general economic outlook or other circumstances, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial  crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes  to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, federal government's spending and reduction regulations and research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances,  the amount of earn-out consideration that the Company receives in connection with the  disposition of  the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	June 30,	December 31,
	2013	2012

Assets

Cash and cash equivalents	$34,098	$20,681
Trade receivables	13,826	14,357
Inventories	18,259	17,762
Property, plant and equipment	4,365	4,551
Goodwill and other intangibles	56,534	58,701
Other assets	18,968	17,432
Total assets	$146,050	$133,484

Liabilities and Stockholders' Equity

Current liabilities	$13,298	$9,901
Non-current liabilities	27,377	19,370
Total liabilities	40,675	29,271
Stockholders' equity	105,375	104,213
Total liabilities and stockholders' equity	$146,050	$133,484

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$26,094	$28,496	$52,181	$56,818
Cost of product revenues	13,999	14,881	27,819	29,803
Gross profit	12,095	13,615	24,362	27,015

Sales and marketing expenses	4,624	4,743	9,376	9,512
General and administrative expenses	5,612	4,902	10,682	9,760
Research and development expenses	1,979	1,972	3,923	3,689
Restructuring charges	(24)	(13)	(45)	137
Amortization of intangible assets	676	712	1,355	1,391
Total operating expenses	12,867	12,316	25,291	24,489

Operating (loss) income	(772)	1,299	(929)	2,526

Other (expense) income:
Foreign exchange	(25)	(16)	9	(57)
Interest expense	(245)	(152)	(374)	(300)
Interest income	10	12	19	26
Other expense, net	(69)	(70)	(81)	(281)
Other (expense) income, net	(329)	(226)	(427)	(612)

(Loss) income before income taxes	(1,101)	1,073	(1,356)	1,914
Income tax (benefit) expense	(808)	299	(977)	615
(Loss) income from continuing operations	(293)	774	(379)	1,299
Discontinued operations
Income from discontinued operations, net of tax	107	--	287	--
Total income from discontinued operations, net of tax	107	--	287	--
Net (loss) income	$(186)	$774	$(92)	$1,299

(Loss) income per share:
Basic (loss) earnings per common share from continuing operations	$(0.01)	$0.03	$(0.01)	$0.05
Discontinued operations	0.00	--	0.01	--
Basic (loss) earnings per common share	$(0.01)	$0.03	$(0.00)	$0.05
Diluted (loss) earnings per common share from continuing operations	$(0.01)	$0.03	$(0.01)	$0.04
Discontinued operations	0.00	--	0.01	--
Diluted (loss) earnings per common share	$(0.01)	$0.03	$(0.00)	$0.04

Weighted average common shares:
Basic	30,103	28,768	29,941	28,739
Diluted	30,103	29,595	29,941	29,634

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Statements
(in thousands, unaudited)

	Six Months Ended
	June 30,
	2013	2012

Cash flows from operations:
Net (loss) income	$(92)	$1,299
Other adjustments to operating cash flows	1,684	3,236
Changes in assets and liabilities	(211)	(382)
Net cash provided by operating activities	1,381	4,153

Investing activities:
Net cash used in investing activities	(641)	(3,470)

Financing activities:
Net proceeds from issuance (repayment) of debt	11,299	(201)
Other financing activities	1,999	402
Net cash provided by financing activities	13,298	201

Effect of exchange rate changes on cash	(621)	(145)

Increase in cash and cash equivalents	$13,417	$739

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

US GAAP operating (loss) income	$(772)	$1,299	$(929)	$2,526

Adjustments:

Amortization of intangible assets	676	712	1,355	1,391

Impact of fair value adjustment to inventory	--	39	--	74

Restructuring and other misc. charges	(20)	(13)	(30)	137

Stock-based compensation expense	588	718	1,237	1,415

Non-GAAP adjusted operating income	$472	$2,755	$1,633	$5,543

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net (Loss) Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012

US GAAP net (loss) income from Continuing Operations	$(293)		$774		$(379)		$1,299

Adjustments:

Amortization of intangible assets	676		712		1,355		1,391

Impact of fair value adjustment to inventory	--		39		--		74

Direct acquisition costs and other costs	5		77		19		282

Restructuring and other misc. charges	(20)		(13)		(30)		137

Stock-based compensation expense	588		718		1,237		1,415

Income taxes	(850)	(A)	(431)	(B)	(1,342)	(C)	(833)	(B)

Non-GAAP adjusted net income	$106		$1,876		$860		$3,765

(A) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to stock option exercises.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to research and development credits and stock option exercises.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted (Loss) Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012

US GAAP diluted (loss) earnings per common share	$(0.01)		$0.03		$(0.01)		$0.04

Adjustments:

Amortization of intangible assets	0.02		0.02		0.05		0.05

Direct acquisition costs	--		--		--		0.01

Stock-based compensation expense	0.02		0.02		0.04		0.05

Income taxes	(0.03)	(A)	(0.01)	(B)	(0.05)	(C)	(0.02)	(B)

Non-GAAP adjusted diluted earnings per common share	$0.00		$0.06		$0.03		$0.13

(A) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to stock option exercises.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to research and development credits and stock option exercises.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period in the Prior Years
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended		Six Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	June 30,
	2011	2011	2011	2011	2011	2012	2012	2012	2012	2012	2013	2013	2013

Organic growth	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%	2.2%	-1.2%	-4.5%	0.1%	-8.5%	-8.3%	-8.4%

Acquisitions	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%	4.9%	1.6%	1.6%	3.1%	0.9%	0.0%	0.4%

Foreign exchange effect	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%	-2.1%	-1.4%	0.2%	-1.1%	-0.3%	-0.1%	-0.2%

Total revenue growth	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%	5.0%	-1.0%	-2.7%	2.1%	-7.9%	-8.4%	-8.2%
CONTACT: David Green, President and Interim CEO
         dgreen@harvardbioscience.com

         Tom McNaughton, CFO
         tmcnaughton@harvardbioscience.com

         Tel: 508 893 8999
         Fax: 508 429 8478